Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-18487 and No. 333-83712) pertaining to the Covance 401(k) Savings Plan of our report dated June 15, 2007, with respect to the financial statements and schedule of the Covance 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

MetroPark, New Jersey June 27, 2007